EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES SECOND QUARTER 2006 RESULTS
     DALLAS — July 20, 2006 — Capstead Mortgage Corporation (NYSE: CMO) today reported income from continuing operations of $275,000 for the quarter ended June 30, 2006 compared to income from continuing operations of $2,711,000 for the first quarter of 2006. After considering the payment of preferred share dividends, the results for these two periods of 2006 produced losses from continuing operations attributable to common stockholders of $0.25 and $0.12 per diluted common share, respectively. Income from continuing operations for the second quarter of 2005 was $5,528,000, or $0.03 per diluted common share.
Second Quarter Results and Related Discussion
     Income from continuing operations for the second quarter of 2006 declined over the first quarter of 2006 reflecting lower financing spreads (the difference between yields earned on the Company’s portfolio of residential adjustable-rate mortgage (“ARM”) securities and rates charged on related borrowings) as a result of continued increases in borrowing rates.
     During the second quarter of 2006 Capstead maintained its mortgage securities portfolio at approximately $4.8 billion with acquisitions of ARM securities totaling $459 million offsetting $452 million of portfolio runoff. This follows net portfolio additions of over $400 million during the first quarter of 2006 and $700 million during the fourth quarter of 2005 as the Company deployed $128 million in investment capital made available late last year through the issuance of long-term unsecured borrowings and the sale of the Company’s portfolio of senior living facilities.
     Overall mortgage securities portfolio yields averaged 4.77% during the second quarter of 2006, a 25 basis point improvement over the first quarter of 2006, reflecting the benefit of higher coupon interest rates on the underlying mortgage loans that reset during the period. Mortgage prepayments increased during the second quarter to an annualized runoff rate of 32% from 30% during the first quarter due primarily to seasonal factors and changes in portfolio composition. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, given current expectations for stabilizing short-term interest rates, overall portfolio yields are expected to improve 29 basis points to average 5.06% during the third quarter of 2006 and the average yield on the existing portfolio (adjusted for expected portfolio acquisitions through September 30, 2006) should exceed 5.70% by the second quarter of 2007. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates.

     Interest rates on borrowings secured by the mortgage securities portfolio averaged 4.83% during the second quarter of 2006, an increase of 45 basis points over the first quarter of 2006. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”) and are expected to increase further during the third quarter of 2006, given the increase in the federal funds rate to 5.25% in late June. Borrowings supporting longer-to-reset ARM securities generally have longer-term maturities effectively locking-in financing spreads during a significant portion of the fixed-rate terms of these investments. As of quarter-end, these borrowings totaled $845 million at a rate of 4.61% and an average maturity of 24 months, $30 million of which will mature during the remainder of 2006.
     Commenting on current market conditions and earnings prospects, Andrew F. Jacobs, President and Chief Executive Officer said, “The current interest rate environment remains challenging to earnings and dividends in the near-term; however, market indications that short-term interest rates should begin to stabilize in the coming months are encouraging. Overall, our mortgage securities portfolio performed as expected in the second quarter as coupon interest rates on our ARM securities continued resetting higher, while prepayments, although higher, were largely at anticipated levels. As forecast, our financing spreads declined to a negative six basis points during the second quarter because of the effects of higher short-term interest rates on our one-month LIBOR-based borrowings and the maturity of some of our lower-cost longer-term borrowings, which more than offset yield improvements on our ARM securities portfolio. With the latest increase in the federal funds rate in late June, interest rates on our borrowings are expected to increase further and financing spreads will again be negative in the third quarter, despite higher ARM security yields. Beyond the third quarter, we should see continued yield improvements from coupon resets on our ARM securities and with market indications that short-term interest rates will soon begin to stabilize, we should see improving financing spreads by year-end and throughout 2007. We also anticipate making further investments in credit-sensitive real estate-related assets, such as subordinate commercial real estate loans, that can earn attractive returns with less sensitivity to changes in interest rates than investments in ARM securities.
     “We are not satisfied with our current earnings or dividends. We are, however, confident that our core investment strategy of maintaining a large portfolio of ARM securities, along with actions taken in 2005 to improve our capital structure and enhance our other investment opportunities, has put us in an excellent position to generate attractive returns for our stockholders over the longer term. We continue to be optimistic about Capstead’s future and we look forward to meeting the challenges ahead.”
Book Value per Common Share
     As of June 30, 2006, Capstead’s book value per common share was $7.24, a decline of $1.24 from December 31, 2005. This decline was caused primarily by changes in valuation of the Company’s mortgage securities portfolio because of continued increases in shorter-term interest rates and dividend payments in excess of earnings. Declines in fair value of the Company’s mortgage investments (most of which are carried at fair value with changes reflected in stockholders’ equity) lowered book value by $0.84 per share since year-end while preferred and common dividend payments in excess of earnings lowered book value by $0.42 per share.

     The fair value of the Company’s mortgage investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Because most of the Company’s investments adjust to more current rates at least annually, declines in fair value caused by increases in interest rates can be largely recovered in a relatively short period of time. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair value of investments not held in the form of securities, such as commercial real estate loans, generally will not affect book value. Additionally, changes in fair value of the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are not reflected in book value. As of June 30, 2006, unrealized gains on these longer-term borrowings totaled $14.1 million, or $0.74 per share.
About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans.
Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Mortgage securities and similar investments ($4.6 billion pledged under repurchase arrangements)	$4,787,645	$4,368,025
Investments in unconsolidated affiliates	18,645	9,246
Receivables and other assets	67,331	86,977

	$4,873,621	$4,464,248

Liabilities
Repurchase arrangements and similar borrowings	$4,462,835	$4,023,686
Unsecured borrowings	77,321	77,321
Liabilities of discontinued operation	—	2,884
Common stock dividend payable	381	381
Accounts payable and accrued expenses	11,906	15,127

	4,552,443	4,119,399

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at June 30, 2006 and December 31, 2005 ($3,317 aggregate liquidation preference)	2,828	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at June 30, 2006 and December 31, 2005 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized:
19,028 and 19,043 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	190	190
Paid-in capital	505,266	512,933
Accumulated deficit	(352,803)	(352,803)
Accumulated other comprehensive income (loss)	(11,008)	4,996

	321,178	344,849

	$4,873,621	$4,464,248

Book value per common share	$7.24	$8.48

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Mortgage securities and similar investments:
Interest income	$57,349	$30,589	$110,275	$59,112
Interest expense	(54,685)	(23,794)	(102,228)	(43,827)

	2,664	6,795	8,047	15,285

Other revenue (expense):
Other revenue	200	215	366	411
Interest expense on unsecured borrowings	(1,621)	—	(3,208)	—
Other operating expense	(1,576)	(1,482)	(3,249)	(3,012)

	(2,997)	(1,267)	(6,091)	(2,601)

Income (loss) before equity in earnings of unconsolidated affiliates and discontinued operation	(333)	5,528	1,956	12,684

Equity in earnings of unconsolidated affiliates	608	—	1,030	—

Income from continuing operations	275	5,528	2,986	12,684

Income from discontinued operation	—	462	—	908

Net income	$275	$5,990	$2,986	$13,592

Net income available (loss attributable) to common stockholders:
Net income	$275	$5,990	$2,986	$13,592
Less cash dividends paid on preferred stock	(5,064)	(5,064)	(10,128)	(10,128)

	$(4,789)	$926	$(7,142)	$3,464

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.25)	$0.03	$(0.38)	$0.13
Income from discontinued operation	—	0.02	—	0.05

	$(0.25)	$0.05	$(0.38)	$0.18

Cash dividends declared per share:
Common	$0.020	$0.100	$0.040	$0.280
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	June 30, 2006					December 31, 2005
					Unrealized	Unrealized
	Principal			Market	Gains	Gains
	Balance	Premiums	Basis	Value	(Losses)	(Losses)

Mortgage securities held available- for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$384	$2	$386	$415	$29	$36
Current-reset ARMs (b)	2,680,347	39,999	2,720,346	2,722,018	1,672	8,135
Longer-to-reset ARMs (b)	1,104,388	16,513	1,120,901	1,108,646	(12,255)	(7,183)
Ginnie Mae:
Current-reset ARMs	870,031	2,853	872,884	871,943	(941)	3,423

	4,655,150	59,367	4,714,517	4,703,022	(11,495)	4,411

Non-agency Securities:
Fixed-rate	1,682	21	1,703	1,747	44	82
Current-reset ARMs	27,700	274	27,974	28,235	261	291

	29,382	295	29,677	29,982	305	373

	$4,684,532	$59,662	$4,744,194	$4,733,004	$(11,190)	$4,784

Mortgage securities held-to-maturity: (c)

Collateral released from structured financings:
Agency securities:
Fixed-rate	$19,647	$66	$19,713	$19,911	$198	$635
Non-agency securities:
Fixed-rate	19,657	52	19,709	19,824	115	463
Current-reset ARMs	8,532	84	8,616	8,722	106	118

	47,836	202	48,038	48,457	419	1,216
Collateral for structured financings	6,502	101	6,603	6,603	—	—

	$54,338	$303	$54,641	$55,060	$419	$1,216

(a)	Unrealized gains and losses on investments in mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income (loss).” Gains or losses are generally recognized in earnings only if sold. Investments in unsecuritized loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis. Similarly, unrealized gains or losses on the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are excluded from this analysis. As of June 30, 2006 unrealized gains on these longer-term borrowings totaled $14.1 million.
(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of June 30, 2006, average months-to-roll was six months and 41 months for current- and longer-to-reset ARM securities, respectively. Once an ARM loan reaches its initial reset date, it will typically reset once or twice a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(c)	Investments in mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	2nd Quarter Average (a)			As of June 30, 2006		Projected	Lifetime
						3rd Quarter	Runoff
	Basis	Yield/Cost	Runoff	Premiums	Basis (a)	Yield/Cost (b)	Assumptions

Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$21,195	6.26%	30%	$68	$20,099	6.40%	38%
ARMs	3,826,930	4.75	32	56,512	3,841,247	5.10	32
Ginnie Mae ARMs	887,618	4.75	32	2,853	872,884	4.79	29

	4,735,743	4.75	32	59,433	4,734,230	5.05	31

Non-agency securities:
Fixed-rate	22,726	6.55	36	73	21,412	6.85	37
ARMs	38,183	5.79	25	358	36,590	6.29	38

	60,909	6.07	30	431	58,002	6.50	38

Collateral for structured financings	7,196	6.87	45	101	6,603	7.24	30

	4,803,848	4.77	32	$59,965	4,798,835	5.06	31

Related borrowings:
30-day LIBOR	3,494,207	4.97			3,611,445	5.30
> 30-day LIBOR	970,906	4.34			844,787	4.65
Structured financings	7,196	6.87			6,603	7.24

	4,472,309	4.83			4,462,835	5.17

Capital employed/ financing spread	$331,539	(0.06)			$336,000	(0.11)

Return on assets (c)		0.22				0.13
(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.
(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected portfolio acquisitions over the next three months and runoff expectations over the next twelve months, as of the date of this press release. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) actual ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days based on 30-day London Interbank offered Rate (“LIBOR”) reflect the 25 basis point increase in the federal funds to 5.25% at the June 29, 2006 Federal Reserve meeting with no additional increases during the forecast period. Projected average portfolio yields, borrowing rates, financing spreads and runoff rates over the next four quarters for Capstead’s existing portfolio, (adjusted for expected portfolio acquisitions through September 30, 2006 only), are as follows:

		Portfolio Averages
	Ending
	Federal		Borrowing	Financing	Runoff
	Funds Rate	Yields	Rates	Spreads *	Rates

Third Quarter 2006	5.25%	5.06%	5.17%	(0.11)%	31%
Fourth Quarter 2006	5.25	5.37	5.20	0.17	29
First Quarter 2007	5.25	5.60	5.20	0.40	27
Second Quarter 2007	5.25	5.72	5.24	0.48	31
                    *    Financing spreads do not take into account earnings on capital supporting this portfolio.
(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.